Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-224947-01, 333-204364-01, and 333-181102-01) of American Campus Communities Operating Partnership, L.P. and Subsidiaries and in the related Prospectuses of our reports dated February 28, 2019, with respect to the consolidated financial statements of American Campus Communities Operating Partnership, L.P. and Subsidiaries and the effectiveness of internal control over financial reporting of American Campus Communities Operating Partnership, L.P. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP
Austin, Texas
February 28, 2019